Exhibit 99.1

B2 Digital’s CEO Issues Shareholder Letter Outlining the Path Ahead

TAMPA, FL, January 13, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is pleased to issue the following Letter to Shareholders from the Company’s Chief Executive Officer:

Dear Valued Shareholder,

I would like to begin today by expressing our sincere gratitude for your commitment, patience, and loyalty as shareholders of B2 Digital. Over the past 2 years, we have put in place a sturdy foundation for truly exceptional growth in the quarters and years ahead. And, with our breakout year in 2021, we have clearly started to see tangible evidence of that growth potential at work.

We saw many important trends take shape last year, including a big jump in the pace of our Live MMA Events, a steady increase in our average per-event revenue levels, and the successful strategic expansion of our ONE MORE Gym business. The result was triple-digit percentage growth in basically every major metric we follow.

2021 saw more events in more new markets than we have seen in a single year. We also saw a strong jump in one of our most important metrics: ticket sales for first-time events in brand new regional markets.

In the past, we have learned to expect little from a first event held in a new regional market because the pre-existing marketing footprint had yet to be laid down. But last year, inaugural MMA events in new markets turned an important corner, more than doubling our long-term average revenue expectations for such events, which is a tremendous signal indicating powerful gains in community awareness of the B2 Fighting Series brand.

That said, we strongly believe we have only scratched the surface of what lies ahead as we enter 2022.

We are targeting substantial growth in the B2 Fighting Series brand in the year ahead, with fifty (50) major MMA events on the schedule. To power those events, our unit economics is poised to deliver strong bottom line progress now that we own outright all necessary assets involved in staging, production, and distribution.

In short, our Development League has been built. The team is ready. The trucks are ready. And the action will officially kick off on January 22 in Fort Wayne, Indiana, as we get set to bring the B2FS to 33 cities across 21 states.

We are initially targeting per-event revenue levels around $50k based on existing trends, pointing to a baseline estimate of around $2.5 - $3 million on the topline for the B2 Fighting Series in 2022, not including the potential for continued growth in per-event revenue trends throughout the year.

Adding to this potential, we have compiled a massive and growing database of tens of thousands of fans. That will provide us with the opportunity to invest further in marketing to our fans across cities to drive substantial gains in ticket sales and engagement.

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We also believe our strong growth in brand awareness and exposure will provide new opportunities in 2022. For example, we are working to push gains on the sponsorship side, including adding title sponsors at specific events, which we believe could have the capacity to drive an additional $500k in revenue upside this year. We are also exploring potential deals to gain television coverage and exposure, and we look forward to communicating about that in more detail soon.

In addition, our in-house production company, B2 Productions, will produce all 50 B2FS live pay-per-view events. We are targeting average per-event PPV sales of $15k in 2022, which translates to approximately $750k over the course of the year.

Integral to our strategy is the relationship between our B2 Fighting Series and ONE MORE Gym segments, including how gains in each are capable of augmenting gains in the other.

Hence, we are also very excited about what lies ahead for our ONE MORE Gym segment in 2022. At this point, we have acquired and upgraded five gym locations. Total memberships have grown to over 5,500, with memberships growing at a strong 10% month-over-month clip. At our current pace, the ONE MORE Gym segment is currently pulling in around $130k per month, which extrapolates to more than $1.5 million over twelve months, not accounting for continued monthly growth in memberships.

However, we are not only focused on organic growth in this segment. We also plan to seek out significant additional acquisition opportunities on the Gym side in 2022, potentially doubling the scale of that business in a relatively short time. Over the next 30 months, we plan to have ONE MORE Gym locations in 20 major markets that also represent regular stops for B2 Fighting Series live MMA events.

To reinforce the cross-pollination marketing opportunity between these segments, we are also setting up for a February launch of our Jiu Jitsu training brand as an integrated facet of ONE MORE Gym locations.

Finally, we are firm believers in the importance of the Metaverse technology revolution, and we plan to position the Company to capitalize on it in the form of Live MMA Events being hosted in a manner that is integrated into the operations of key partners with strong positioning in the Metaverse. We are very excited about the growth potential this avenue offers, and we will release more specific details on this strategy soon.

In summary, we have emerged from the pandemic period stronger than ever, having acquired capital and key assets over the past two years that now allow us to scale our model to unprecedented scope and breadth. Right now, that process is still in its infancy in the grand scheme of what we envision over coming years.

2022 is poised to be a breakthrough year for B2 Digital. We are expanding to many more new markets with many more live events on the schedule than ever before. We have also built the capacity to manage multiple live events in different regions simultaneously, and we have the experience, team caliber, and resources to more effectively market those events both locally and virtually.

At the same time, we have lined up both organic and strategic growth trends on the Gym side, which will allow us to better capitalize on the brand growth we are driving through our expanded live combat sports presence.

To accomplish all of this, we have put significant capital to use, which has been transformed into productive hard assets and a highly skilled, motivated team hard at work driving accelerating revenue growth, as well as a management team dedicated to delivering powerful shareholder value in 2022 and beyond.

Best Regards,

Greg P. Bell, CEO

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About B2Digital Inc.

B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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